GENESISINTERMEDIA.COM


Contact:                   Robert Bleckman, Director of Investor Relations
                           Tel: (818) 902-4397  Fax: (818) 902-4302
                           E-mail:  robertb@genesisintermedia.com




             GENESISINTERMEDIA.COM CLOSES $10 MILLION IN ADDITIONAL
                  FINANCING FOR EXPANSION OF CENTERLINQ NETWORK

LOS ANGELES, CALIFORNIA - MAY 3, 2000 - GenesisIntermedia.com, Inc. (NASDAQ:GENI) (PCX: GNS) (Frankfurt: GIA), a developer of Internet technologies and Internet companies, today announced that, as part of an ongoing fundraising program, it has completed its latest round of financing, consisting of a placement of $4 million in Series B Convertible Preferred with institutional investors, and $6 million in long-term debt. The funds will be used to expand GENI's infrastructure, for general corporate purposes and to expand the CENTERLINQ network.

Ramy El-Batrawi, Chairman of GenesisIntermedia.com, Inc., stated "The new capital infusion will put us in a stronger market position, and gives us additional resources to extend the CENTERLINQ brand, maintain our first-mover position and bring additional talent into CENTERLINQ."

El Batrawi continues, "This tranche of financing helps us strengthen our existing core competencies, as we continue to drive high-growth businesses and technologies. Our incubation business model nurtured CENTERLINQ and gave it a good start, and even though we are still in the investment phase with respect to building the network, CENTERLINQ is beginning to influence the flows of retail advertising, and achieve respectable market share. We intend to continue building market share to make CENTERLINQ one of the most recognized and sought-after advertising networks in the country. A continued investment of this scope will be reflected in future quarterly results."

GenesisIntermedia.com, Inc. has historically derived its revenues from its conventional media and interactive multimedia technologies. The implementation of CENTERLINQ was the logical outgrowth of these core competencies, and now GENI is working toward creating long-term shareholder value by building a high-growth, technology investment platform to actively proliferate new opportunities. While continuing to invest in growth-oriented areas as part of its ongoing shareholder value initiative, the Company is likewise slowing down investments in capital-intensive, low-margin segments of its business, such as media placement, that do not provide enhanced long-term value for shareholders. The Company may determine similar steps for other areas of its broad-based business in the future.
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About CENTERLINQ

CENTERLINQ is a rapidly expanding unified network that's accessible via the world wide web and through public access touch-screen Internet kiosks in shopping malls. Currently reaching more than 22,000,000 consumers per month, CENTERLINQ attracts a diverse audience with one of the largest loyalty shopping programs in the U.S., providing coupons, directories and quick-touch access to high-profile national advertising partners. The kiosks also provide information regarding the preferences and interests of the consumers who utilize them, enabling businesses to successfully target consumers likely to purchase their products and services in the future.

CENTERLINQ was recently honored by Microsoft Corp. (NASDAQ: MSFT) with the 2000 Retail Application Developer "RAD" award for "Best Retail Headquarters
Application" in the category of Core Retail Marketing, its second such honor within three years.

CENTERLINQ  is  installed  in  malls in the  United  States  with an  aggressive long-term expansion program underway. Current contracts for CENTERLINQ deployment and operation include ones with the Taubman Company, Urban Retail Properties and Crown American Realty.

About GENI

GenesisIntermedia.com, Inc. (GENI) is a developer of Internet technologies and Internet companies. As it has done with CENTERLINQ, GENI leverages its strength in operations, marketing and the deployment of traditional and new media to advance new and innovative technologies within strategically identified market segments.

GENI's execution of the CENTERLINQ platform, the first technology deployed within the Company's incubation model, has resulted in rapid expansion for the network into 20 shopping malls in the United States, with 17 of those installations occurring in the fourth quarter of 1999.

         This document contains certain forward-looking statements that are subject to risks and uncertainties. For such statements, GenesisIntermedia.com claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors discussed in GenesisIntermedia.com's Form 10(k) filed with the Securities and Exchange Commission.